立信会计师事务所(特殊普通合伙)
地址：中国深圳福田区香梅路1061号
中投国际商务中心A栋16楼
邮编：518034
电话：+86-755-8258 4500
传真：+86-755-8258 4508

BDO CHINA SHU LUN PAN CPAS LLP
Add: 16/F Block A China Investment International
Business Center NO.1061 Xiangmei Road
Shenzhen 518034, China
Tel: +86-755-8258 4500
Fax: +86-755-8258 4508

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on July 9, 2012, to be filed by our former client, China Valves Technology, Inc (the "Company"). We agree with the statements made in response to that Item insofar as they relate to our Firm and would like to emphasize that our decision to resign from the engagement occurred prior to the Company's retraction of the proposed fee reduction on July 12, 2012.

BDO China Shu Lun Pan CPAs LLP

BDO China Shu Lun Pan Certified Public Accountants LLP
Shenzhen, People's Republic of China

July 20, 2012